Exhibit 5.01

www.maslon.com 612.672.8200 o

June 28, 2024

Enservco Corporation

14133 County Road 9 ½

Longmont, Colorado 80504

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Enservco Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), including the prospectus included in the Registration Statement (the “Prospectus”), relating to the offer and potential resale of up to 35,000,000 shares of the Company’s common stock, par value $0.005 per share (the “Common Stock”), by Keystone Capital Partners, LLC (“Keystone”), as a selling stockholder, consisting of (a) up to 33,583,333 shares of Common Stock (the “Purchase Shares”) that the Company may elect, in its sole direction, to issue and sell to Keystone pursuant to a Common Stock Purchase Agreement, dated as of June 11, 2024, by and between the Company and Keystone (the “Purchase Agreement”), (b) up to 545,554 shares of Common Stock (the “Initial Commitment Shares”) that have been issued to Keystone as consideration for it entering into the Purchase Agreement, and (c) up to 871,113 shares of Common Stock (the “Back End Commitment Shares”) that will be issued to Keystone as consideration for it entering into the Purchase Agreement. This opinion letter is being furnished in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined copies of such agreements, instruments and documents and undertaken such further inquiry as we consider necessary or advisable for purposes of rendering the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all documents submitted to us as copies.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.         The Initial Commitment Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.         The Back End Commitment Shares have been duly authorized and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

June 28, 2024

3.         The Purchase Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

Maslon LLP